Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 on Form S-3 (No. 333-193869), Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-206782), Registration Statements on Form S-3 (Nos. 333-220963, 333-217060 and 333-232067) and the Registration Statement on Form S-8 (No. 333-277653) of Anixa Biosciences, Inc. (the “Company”) of our report dated January 9, 2020 relating to our audits of the Company’s consolidated financial statements as of October 31, 2019 and 2018, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2019.

/s/ Haskell & White LLP

Irvine, California

January 10, 2020